State of Delaware
Secretary of State
Division of Corporations
Delivered 02:48 PM 12/14/2005
FILED 02:47 PM 12/14/2005
SRV 051020520 - 2776734 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of NuPro Innovations, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Corporation amend its Certificate of Incorporation by changing the fourth article from:

> Authorized Capitalization. The total number of shares of all classes of stock which the corporation shall have authority to issue is 21,000,000 shares, $.001 par value, divided into the following: (i) 1,000,000 shares of Preferred Stock ("Preferred Stock") and (ii) 20,000,000 shares of Common Stock ("Common Stock").

to:

> Authorized Capitalization. The total number of shares of all classes of stock which the corporation shall have authority to issue is 51,000,000 shares, $.001 par value, divided into the following: (i) 1,000,000 shares of Preferred Stock ("Preferred Stock") and (ii) 50,000,000 shares of Common Stock ("Common Stock").

FURTHER RESOLVED, that the Corporation amend its Certificate of Incorporation by changing the first article from:

> The name of the corporation shall be: NuPro Innovations Inc.

to:

> The name of the corporation shall be: SweetskinZ Holdings, Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment nor shall the par value per share be changed

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 13th day of December, 2005

By:

Title: President

Name: Christopher Bartle